Exhibit 23.2

CONSENT OF PRICEWATERHOUSE COOPERS LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Website Pros, Inc. of our report dated March 16, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Web.com, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Atlanta, GA

August 23, 2007